Amendment No. 1 to Business Services Agreement

This Amendment No. 1, dated as of March 15, 2018 (“Amendment”), to the Business Services Agreement, effective as of December 29, 2017 (“Agreement”), is entered into between ICOx Innovations, Inc., formerly AppCoin Innovations Inc., a corporation having its office located at 4101 Redwood Avenue, Building F, Los Angeles, CA 90066 (“ACI”), and WENN Digital Inc., a corporation having its office located at 3110 Main Street, The Annex, Santa Monica, CA 90405 (the “Client”). Terms not otherwise defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

1.	The First Recital, A, is deleted and replaced in its entirety, as follows:

A. The Client desires to develop and operationalize an image rights management and protection platform (the “Platform”) using blockchain technology;

2.	Section 1, Services, Term and Compensation, is deleted and restated in its entirety as follows:

The term of this Agreement (the “Term”), the services to be provided by ACI under this Agreement (the “Services”) and the amounts to be paid to ACI as full and complete consideration for ACI providing the Services under this Agreement (the “Fees”), are set out in the attached Schedule A, which forms part of this Agreement.

This Agreement shall come into force and effect as of the date set out first above, and shall continue in effect until the end of the Term identified in Schedule A, unless one of ACI or the Client terminates this Agreement in accordance with its provisions. Except as otherwise provided herein, or in Schedule A hereto, the Term may be renewed, varied or extended only by a written instrument executed by both the Client and ACI. Schedule A may be amended to include additional services from time to time by mutual agreement of the parties. All such amendments shall be effected by a written addendum to Schedule A, executed by each party.

3.	Section 4, Third Party Expenses, is deleted and restated in its entirety as follows:

Notwithstanding anything to the contrary contained herein, the Client shall not be responsible for any out-of-pocket expenses incurred by ACI in connection with its performance of the Services hereunder. In addition, ACI shall pay, and otherwise be financially responsible for (including through the reimbursement of disbursements made by the Client and its affiliates for), (i) all legal costs and expenses incurred by the Client, ACI and any of their affiliates in connection with the Offering (as defined in Schedule A); (ii) all business and travel expenses incurred by the Client, ACI and any of their affiliates in connection the Offering; and (iii) all fees and expenses incurred by the Client in connection with its conversion of cryptocurrencies into US dollars in connection with the Offering, including bank, exchange and other similar fees and expenses. The Client shall have the right to deduct any amounts relating to the items enumerated in clauses (i) through (iii) in the immediately preceding sentence from the Fees otherwise payable by it to ACI hereunder and apply such deducted amounts to the payments thereof.

4.	Section 5, Billings, is deleted and restated in its entirety as follows:

Accounts will be rendered by ACI on a monthly basis. Accounts are due when rendered and payable within thirty (30) days from the date of the account.

5.	Section 18(b), Termination on Notice, is deleted and restated in its entirety as follows:

If ACI provides such notice, the Client shall, in its sole discretion, have the right to immediately terminate the Agreement and ACI will be entitled to no further compensation except for any Fees earned prior to the date of the termination of this Agreement.

6.	Section 18 (c)(ii) and (iv), Termination on Notice are deleted in their entirety.

7.	Section 23, Survival, is amended and restated in its entirety as follows:

Any provision of this Agreement which expressly states that it is to continue in effect after termination or expiration of this Agreement, or which by its nature would survive the termination or expiration of this Agreement, shall do so, including, without limitation Section 18(c) hereof.

8.	The third and fourth paragraphs of Section 20, Notices are deleted and restated in their entirety as follows:

If to ACI:

ICOX Innovations, Inc.

4101 Redwood Avenue,

Building F,

Los Angeles, CA 90066

Attention: Michael Blum

Email: michael@icoxinnovations.com

If to the Client:

WENN Digital, Inc.

4115 Redwood Avenue

Hollywood, CA 90066

Attention: Jan Denecke

Email: jan@wenndigital.com

9.	Additional Representations, Warranties and Agreements. ACI understands that the Client’s agreement, which is set forth in Schedule A, to issue rights to receive an aggregate of 20,000,000 Platform tokens or coins (the “Tokens”) to ACI pursuant to a Simple Agreement for Future Tokens (the “ACI SAFT”) and the Tokens may be deemed to be securities under the U.S. federal and state securities laws. ACI further understands that the offer and sale of the Tokens is intended to be exempt from registration under the Securities Act of 1933 (the “Securities Act”) and applicable U.S. state securities laws by virtue of the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereunder and exemptions under applicable U.S. state securities laws, and ACI agrees that the ACI SAFT and the Tokens may not be sold, offered for sale, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of by it in any manner that would require the Client to register them under the Securities Act or under any U.S. state securities laws. ACI represents and warrants to the Client that (i) it has received and read the March 2018 offering memorandum (“OM”) issued by the Client which describes, among other things, instruments substantially identical to the ACI SAFT, the Platform and the implications of ACI’s ability to resell the Tokens to the extent that they are deemed to be securities under the Securities Act; (ii) it has a substantive, pre-existing relationship with the Client and was not contacted by the Client or its representatives for the purpose of investing in the ACI SAFT and/or Tokens through any advertisement, article, notice or any other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any seminar or meeting whose attendees were invited by general advertising; (iii) it was not identified or contacted through the marketing of the offerings described in the OM; (iv) it did not independently contact the Client as a result of the OM or related marketing efforts; (v) the ACI SAFT and/or the Tokens were not offered to it by any form of general solicitation or general advertising; and (vi) it can bear the economic risk of the investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks in the ACI SAFT and/or Tokens.

10.	Schedule A is deleted in its entirety and replaced by the Amended and Restated Schedule A attached hereto.

11.	Full Force and Effect. Except as otherwise amended hereby, the terms and provisions of the Agreement shall remain in full force and effect and any conflict between the terms of the Agreement and this Amendment shall be construed in favor of this Amendment.

12.	Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, and the counterparts shall together constitute one and the same agreement, notwithstanding that all parties are not signatory to the original or the same counterpart.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

ICOx Innovations, Inc.

By:	/s/ Michael A. Blum
Name:	Michael A. Blum
Title:	Chief Financial Officer

WENN Digital Inc.

By:	/s/ Jan Denecke	03/19/2018
Name:	Jan Denecke
Title:	CEO

AMENDED AND RESTATED

SCHEDULE A

BUSINESS SERVICES, MONTHLY RATE, SCOPE OF WORK, AND TERM

All capitalized terms not otherwise defined in this Schedule A shall have the meaning ascribed to them in the Business Services Agreement (“Agreement”) to which this Schedule A is attached.

ACI will provide the following services to the Client.

All figures in United States Dollars, applicable taxes are in addition.

● Scope of Work Activities		Fixed Fee	Monthly Fee

ACI has been engaged by the Client to provide it with these Services, and only these Services, in connection with the Client’s development of an image rights management and protection platform using blockchain technology. Set forth below are the exclusive Services that may be provided by ACI to the Client in order to aid the Client in the creation of a viable blockchain business model.

1. Business Development and Technical Services	● Business Modeling and Scoping and Development. ● Advisory services surrounding token models, and token incentivation. ● Advisory services surrounding cryptoeconomics, creating networks, and utility of tokens. ● Assistance & sourcing of technical guidance surrounding creation of working model from conceptual framework. ● Assistance & sourcing of guidance surrounding creation of company application for token usage, storage and transferring.	$250,000 – ACI has waived this Fee.	—

2. Business Launch	ACI has been engaged to create and deliver and manage on an ongoing basis: ● Public relations & business development plans and strategies maximizing physical and digital outreach, including Slack, Reddit, Facebook, Twitter, etc.) (Services will not include any distribution or marketing related services, or assistance regarding the offer or sale of any Tokens);	$500,000 – This Fee has been paid in full by the Client.	—

● Scope of Work Activities		Fixed Fee	Monthly Fee

●    Presentation materials;

●     Initial Community Development & Management Strategy;

●     Establish digital/social media presence (Services will not include any distribution or marketing related services, or assistance regarding the offer or sale of any Tokens);

●    Localized management (includes 3 languages);

●    Whitepaper preparation and continued iterative reviews;

●    White label investor web wallet;

●    ACI website infographics and design;

●    ACI smart contract creation, sourcing, conceptualization and high level specifications;

●    ACI Project Manager (for 3 months);

●    Token exchange listing assistance (per successful listing);

●      Provide sourcing, guidance and assistance where required to engineering team surrounding the development of token wallet;

●    Due diligence report;

●    Specifications of Platform website, and database backend built to collect user information; and

●    Legal services and sourcing (within scope).

3. Post-Business Launch Support (the “Monthly Services”)	● Public relations to support the Client (Services will not include any distribution or marketing related services, or assistance regarding the offer or sale of any Tokens); ● Community development and management; and ● General support.		$35,000

4. Work Fees (the “Work Fees”)	● Work Fees	$4,175,000, subject to the Renegotiation Obligation (as defined below)	—

5. Additional Fee (the “Additional Fee”)		The SAFT relating to 20,000,000Tokens, subject to the Renegotiation Obligation.	—

Term

This Agreement will continue for a period of one (1) year unless earlier terminated by either ACI or the Client in accordance with Section 18 of the Agreement.

With respect to the Monthly Services, ACI will provide the Monthly Services for one (1) year commencing on the date of the Platform Launch (as defined below), after which this Agreement and the provision of the Monthly Services will automatically renew for one (1) year periods and can be terminated by either ACI or the Client with 30 days’ written notice.

Payment Schedule and Renegotiation Obligation

The total fees for the services provided in connection with the development and launch of the Platform (Items 1 and 2 above) shall be deemed earned for purposes of Section 18 of the Agreement on the date of execution of the Agreement. ACI has waived the Client’s requirement to pay the $250,000 Fixed Fee referenced in Item 1 above and the Client has previously paid to ACI the $500,000 Fixed Fee referenced in Item 2 above.

The fees for the Monthly Services of $35,000 per month will be due at the beginning of each month in which the Monthly Services are performed.

The Work Fees shall be deemed earned for purposes of Section 18 of the Agreement on March 15, 2018 and be subject to the Renegotiation Obligation.

The Additional Fee shall be deemed earned for purposes of Section 18 of the Agreement on the date of execution of the Agreement and be subject to the Renegotiation Obligation. For purposes hereof, “Platform Launch” means the publicized product launch of the Platform to the general public, including the ability of the general public to use Tokens as the primary means of exchange for transactions on the Platform. If the Client does not raise more than $40 million in connection with its offer and sale for cash of (i) one or more Simple Agreements for Future Tokens (the “Additional SAFTs”), which Additional SAFTs will entitle the holders thereof to receive Tokens under certain circumstances, and/or, (ii) Tokens, in the event that the Client determines to offer and sell Tokens in lieu of or in addition to Additional SAFTs in connection with its fundraising efforts (collectively, the “Offering”), prior to May 31, 2018, ACI shall be required to return the Works Fees and Additional Fees to the Client and the Client and ACI shall be required to negotiate in good faith the amount of each of such fee (such requirement to negotiate is referred to herein as the “Renegotiation Obligation”).

Broker-Dealer

It is understood that the Client intends to engage in an exempt offer and sale of Additional SAFTs and/or Tokens (the “Additional SAFT Sale”) in compliance with U.S. federal and state securities laws, and related rules thereunder, and that such Additional SAFTs and/or Tokens may be deemed to be securities under applicable law. The parties acknowledge and agree that ACI is not engaged in the business of effecting transactions in securities for the account of others and is not a registered broker-dealer with the Securities and Exchange Commission (the “SEC”), any Canadian securities commissions or any other Canadian or US federal, state or provincial agency, or self-regulatory organization. The parties further acknowledge and agree that nothing herein is intended to create any obligation on the part of ACI to perform any services that might require ACI to register as a broker-dealer with the SEC, any Canadian securities commissions, securities regulatory authorities of any other country, or any other Canadian or US federal, state or provincial agency, or self-regulatory organization.

The Client further acknowledges that it has retained the services of a registered broker-dealer and member firm of the Financial Industry Regulatory Authority, Inc. to conduct the offer and sale of Additional SAFTs and/or Tokens in the Additional SAFT Sale. The Client acknowledges and warrants that it has engaged such broker-dealer in its sole discretion. The Client shall have the authority to control all discussions and negotiations regarding any proposed or actual offering or sale of any Additional SAFTs and/or Tokens. Nothing in this Agreement shall obligate the Client to actually offer or sell any of the Additional SAFTs and/or Tokens or consummate any transaction. The Client may terminate any negotiations or discussions at any time and reserves the right not to proceed with any offering or sale of the Additional SAFTs and/or Tokens.

Acknowledged and Agreed:

ICOx Innovations, Inc.

By:	/s/ Michael Blum
Name:	Michael Blum
Title:	Chief Financial Officer

Date	March 15, 2018

WENN Digital Inc.

By:	/s/ Jan Denecke
Name:	Jan Denecke
Title:	CEO

Date	March 19, 2018